SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                          Date of Report: July 13, 1998
                 Date of earliest event reported: June 24, 1998



                              EDISON INTERNATIONAL
             (Exact name of registrant as specified in its charter)



        CALIFORNIA                     001-9936                  95-4137452
   (State of principal             (Commission file           (I.R.S. employer
jurisdiction of incorporation           number)              identification no.
      of organization)

                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)


                                  626-302-2222
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.

As previously reported in Part I, Item 1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997, under the heading "California Electric Utility Restructuring--Utility Rate Reduction and Reform Act Initiative," on November 24, 1997, individuals representing The Utility Reform Network, Public Media Center and the Coalition Against Utility Taxes filed a voter initiative with the California Attorney General. The proposed initiative, which was amended by the proponents on December 9, 1997, seeks to overturn major portions of the electric industry restructuring legislation enacted in California in September 1996 (the "Statute"). The initiative proposes, among other things, to: (i) impose an additional 10 percent rate reduction for residential and small commercial customers beyond the 10 percent reduction that went into effect on January 1, 1998; (ii) block stranded cost recovery of nuclear investments; (iii) restrict stranded cost recovery of non-nuclear investments unless the California Public Utilities Commission (CPUC) finds that the utility would be deprived of the opportunity to earn a fair rate of return; and (iv) prohibit the collection of any charges pursuant to a financing order for the purpose of making payments on rate reduction notes, or if the financing order is found enforceable by a court, require the utility to offset such charges with an equal credit to customers. Attached as Exhibit 99 is a copy of the proposed initiative filed with the California Attorney General. On February 11, 1998, the California Secretary of State circulated a copy of the title and summary prepared for the proposed initiative by the California Attorney General's office, which included a summary of estimate of the fiscal impacts on state and local governments if the initiative were to pass. That estimate concluded that the net impact on state government revenue would be annual revenue reductions of approximately $100 million per fiscal year from 1998-2002. The estimate also referred to potential state liability for debt service on the rate reduction notes.

         Under the California Constitution, 433,269 valid signatures were required to qualify the proposed initiative for the November 1998 statewide ballot. In May 1998, the sponsors of the proposed initiative commenced filing sections of the proposed initiative petition with various county elections officials. County elections officials determined that the proposed initiative petition sections contained more than 700,000 total unverified signatures. The California Secretary of State instructed county elections officials, using the random sample verification method, to determine the number of valid signatures on the petition sections and certify those totals to it. On June 24, 1998, the California Secretary of State announced that the proposed initiative qualified for the November 1998 ballot.

         On May 22, 1998, Californians for Affordable and Reliable Electric Service, a Coalition of California Business Organizations and Utilities ("CARES"), filed a petition for writ of mandate with the Court of Appeal of the State of California, Third Appellate District (Californians for Affordable and Reliable Electric Service v. Bill Jones, et al., No. 3 Civ. C029528). CARES is sponsored by the California Business Roundtable, the California Chamber of
Commerce, San Diego Gas & Electric Company, the California Manufacturers Association, Pacific Gas and Electricity Company, The California Retailers
Association, and Southern California Edison Company ("SCE"), Edison International's electric utility subsidiary, among other groups. The CARES petition challenges the proposed initiative as illegal and unconstitutional on its face, and seeks to remove the proposed initiative from the November 1998 ballot. On May 27, 1998, the proponents of the proposed initiative filed a preliminary opposition to petition for writ of mandate. CARES filed a response to the preliminary opposition on May 29, 1998. On July 2, 1998, the Court denied CARES' petition. This denial represents a decision by the Court not to consider the merits of the CARES petition prior to the November election. On July 6, 1998, CARES filed its appeal of the denial with the California Supreme Court.

         If the proposed initiative is not removed from the November 1998 ballot as requested in the CARES petition and is voted into law, further litigation would ensue. Under the terms of a servicing agreement relating to the rate reduction notes, SCE (acting as the servicer) is required to take such legal or administrative actions as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to the Statute, the financing order dated September 3, 1997 (the "Financing Order") issued by the CPUC, or the rights of holders of the property right authorized by the Statute and the Financing Order (referred to as transition property), by legislative enactment, voter initiative or constitutional amendment that would be adverse to holders of the rate reduction notes. The costs of such actions would be payable out of collections of the nonbypassable charges established by the Financing Order and the related issuance advice letter as an operating expense related to the rate reduction notes. However, SCE may be required to advance its own funds to satisfy its obligations as servicer to take such legal and administrative actions.

         Edison International is unable to predict the outcome of this matter, but if the initiative were to be voted into law, and not immediately stayed and ultimately invalidated by the courts, it could have a material adverse effect on Edison International's results of operation and financial position. Upon voter approval of the initiative, a write-down of a portion of SCE's generation-related assets might be required under applicable accounting principles, depending on SCE's assessment of both the probability that the initiative would be struck down by the courts and the manner in which it would be interpreted and applied to SCE. The meaning of many provisions of the initiative is unclear and, if all or part of the initiative is upheld by the courts, will be subject to judicial and regulatory interpretation. Depending on how the initiative is interpreted and implemented with respect to SCE, the potential write-down of SCE's generation-related assets could amount to as much as $1.9 billion after tax.

         Additionally, if the initiative were passed and survived legal challenges, SCE could suffer impacts on its annual earnings, including the possibility of being required to offset customer charges necessary to pay the principal and interest on the rate reduction notes. Depending on how this provision and other provisions of the initiative are interpreted and applied, the annual earnings reductions could be as large as $210 million in 1999, gradually declining to as much as $10 million in 2007, and immaterial amounts thereafter.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.  Not applicable

(b)      Pro Forma Financial Information.  Not applicable

(c)      Exhibits

           Exhibit
             No.                    Description
           -------                  -----------

             99            Proposed Initiative (No. SA 97 RF 0064)





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         EDISON INTERNATIONAL
                                             (Registrant)



                                          KENNETH S. STEWART
                        ------------------------------------------------------
                                          KENNETH S. STEWART
                                       Assistant General Counsel


July 13, 1998